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EXHIBIT 1

    LIFE FINANCIAL CORPORATION ANNOUNCES SHAREHOLDER APPROVAL AND OTS APPROVAL OF NEW LIFE HOLDINGS TRANSACTION AND APPLICATION

    January 10, 2002—Riverside, CA—Life Financial Corporation (Nasdaq: LFCO) (the "Company") announced that the shareholders of the Company approved the transaction with New Life Holdings, LLC to issue $12,000,000 in notes and warrants to purchase 1,166,400 shares, which, if exercised would represent 47% of the Company's common stock. In addition, the Company received notification from the Office of Thrift Supervision that the H-(e)1 Change in Control application filed by New Life Holdings, LLC has been approved.

    The closing of the transaction is expected to take place on or before January 18, 2002. The Company intends to utilize the proceeds from the issuance of the notes to infuse capital into Life Bank, its wholly owned subsidiary, purchase certain assets from the Bank and settle other obligations.

    Steven R. Gardner, the President and CEO of the Company and Bank said, "We are extremely pleased to have this financing arrangement in place and we are looking forward to a long and profitable partnership with New Life Holdings. The financing will allow us to fully implement our business plan, which is focused on growing our Construction and Income Property (apartment and commercial real estate) lending groups, growing core deposit accounts and operating the Bank in a highly efficient manner." Mr. Gardner continued "this transaction will also allow the Company and Bank to resolve the regulatory issues and restrictions previously imposed. The Board and management appreciate the highly professional manner in which our primary regulator has worked with us to resolve the Banks capital levels."

FORWARD-LOOKING COMMENTS

    The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.

    Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks:

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  Changes in the performance of the financial markets;

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  Changes in the demand for and market acceptance of the Company's products and services;

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  Changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive products and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and various legal, regulatory and litigation risks.

    FOR INFORMATION ON LIFE FINANCIAL-PLEASE E-MAIL YOUR REQUEST TO rpainter@lifebank.net OR CALL ROY L. PAINTER, CHIEF FINANCIAL OFFICER AT 909.637.4095 OR STEVEN R. GARDNER, PRESIDENT AND CHIEF EXECUTIVE OFFICER AT 909.637.4110. PLEASE INCLUDE YOUR PHONE, FACSIMILE AND MAILING ADDRESS.

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EXHIBIT 1